Exhibit 16.1

                                                              September 14, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PharmAthene, Inc. (formerly Healthcare Acquisition Corp.) (the "Company") and, under the date of March 12, 2007, we reported on the financial statements of the Company as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from April 25, 2005 (inception) to December 31, 2005, and the period from April 25, 2005 (inception) to December 31, 2006. On September 10, 2007, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated September 10, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the statements made in the first paragraph that the termination of the engagement was following the closing of the merger of PAI with and into PharmAthene US Corporation (formerly PharmAthene, Inc.) on August 3, 2007 and the decision to terminate LWBJ was approved by the Company's Audit Committee, (2) the statements made in the final paragraph that (i) on September 10, 2007, the Registrant engaged Ernst & Young, LLP ("E&Y") as its new independent registered accountants and that E&Y had been the independent registered accountants of PharmAthene US, or (ii) that the decision to engage E&Y was approved by the Company's Audit Committee, or (3) any of the statements in the final paragraph regarding consultation with E&Y.

                                                     Sincerely,


                                                     /s/ LWBJ, LLP
                                                     LWBJ, LLP